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                                                                   Exhibit 10.16


                                                                 29 January 1999



Mr. Alan Bendes
104 Walnut Drive
Tenafly, New Jersey   07670

Dear Mr. Bendes:

      Welcome to Health Management Systems, Inc. (hereinafter referred to as either of "HMS" or the "Company"). We are delighted that you have accepted our offer of employment and will begin work on 1 February 1999. This letter will serve as confirmation of the terms and conditions of your employment with the Company.

      1. Scope of Responsibilities. You will be employed as senior vice president and chief financial officer of HMS, reporting to Paul J. Kerz, chief executive officer of HMS. As the Company's chief financial officer, you will be a member of the senior executive management team and a regular invitee to meetings of the Board of Directors and its Audit Committee.

      2. Monthly Salary. Your initial and continuing minimum salary will be $17,916.67 per month: a minimum annual salary of $215,000. You will receive your first formal performance review in August 1999, followed by a second formal performance review in October 2000, with any increase in monthly salary to be effective 1 November 2000, if warranted by the performance review.

      3. Incentive Compensation. You will be eligible to participate in the Company's incentive compensation plan in accordance with the rules otherwise governing administration of the plan. In fiscal year 1999 you will receive a bonus of not less than $40,000, which minimum amount shall be paid you by 10 February 1999.

      4. Equity Compensation. You will be awarded options (in the form of Incentive Stock Options to the maximum extent permitted by law) to purchase 105,000 shares of HMS common stock. The options will be subject to the following vesting schedule: options on 21,000 shares will vest on 1 February 1999; and, in order to maximize the Incentive Option qualification, vesting of the remaining options for 84,000 shares will be elongated to vest on 31 January 2003, rather than on 31 October 2001
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Mr. Alan Bendes                                                  29 January 1999
                                                                          Page 2


subject to accelerated vesting of: (a) 21,000 options to 31 January 2000 subject only to your continued employment by the Company, (b) 10,500 options to each of 31 January 2001 and 2002, respectively, upon realization by the Company of the revenue budget for each of fiscal years 2000 and 2001, respectively; and, (c) 10,500 options to each of 31 January of 2001and 2002, respectively, upon realization by the Company of the operating margin budget for each of fiscal years 2000 and 2001, respectively and (d) 21,000 options to 31 January 2003 subject only to your continued employment. All options whose vesting has not otherwise been accelerated pursuant to the foregoing will vest on 31 January 2003, subject only to your continued employment by the Company.

      5. Benefits. You will accrue vacation at a rate of 1.67 days per month and will receive that number of paid personal days each calendar year as is accorded to HMS employees in that year (3 personal days are accorded HMS employees in calendar year 1999). You will be eligible for participation in those benefits available to HMS executives, in accordance with the rules of eligibility in effect.

      6. Car Allowance and Expenses. You will receive a car allowance of $800 per month. To the extent you elect to utilize corporate parking facilities available through a Company lease, the monthly car allowance will be reduced by the monthly cost to the Company of such parking space. You will be reimbursed for those reasonable expenses you incur in the normal course of business in connection with your employment by HMS, in accordance with existing Company rules and regulations.

      7. Severance. In the event you are discharged by the Company without cause (as defined below) or if your employment ceases as a consequence of a change of corporate control or if your employment ceases due to relocation of Company headquarters further than 25 miles from its current location, you will be entitled to a severance period of twelve (12) months, during which time you will continue to receive, at the end of each month, your then current monthly salary and will retain eligibility for the Company's medical group insurance plan (with the understanding that continuation in the Company's medical plan will not constitute continuation of medical benefits pursuant to the provisions of COBRA, for which you may then thereafter elect). In the event you are discharged by the Company without cause you shall be entitled to any stock options already vested, any stock options whose vesting has already or would have been accelerated during the severance period, and the stock options for 10,500 shares and 21,000 shares that were otherwise due to be vested on 31 January 2002 and 31 January 2003 respectively; if your employment ceases as a consequence of a change of corporate
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Mr. Alan Bendes                                                  29 January 1999
                                                                          Page 3



control or due to relocation of Company headquarters further than 25 miles from its current location, you shall be entitled to any stock options already vested and the vesting of any stock options not otherwise vested shall be accelerated to the last date of your employment. In any event, you shall have until the end of the severance period to exercise any options which have vested but remain unexercised.

      For purposes of this letter, "cause" shall mean that you have committed either of: (a) an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment by the Company; (b) intentional wrongful damage to property of the Company; (c) intentional violation of civil rights or employment law; (d) intentional wrongful disclosure of secret processes or confidential information of the Company, or (e) intentional gross dereliction of duty. In this regard, no act or failure to act on your part shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, and shall be deemed "intentional" only if done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company and which shall have resulted in material harm to the Company. If discharged for cause, the date of your termination of employment will be effective upon three (3) days' notice.

      8. Legal Status to Work. As a condition of employment, HMS is required to certify the legal status of employees. Therefore, on your first day of employment, it is imperative that you provide documentation substantiating both your identity and authorization to work. Enclosed is a list of documents which constitute adequate proof of these conditions.

      9. Patient Confidentiality. Concerns regarding the confidentiality of patient clinical and financial records is receiving intensifying attention from current and prospective clients of HMS. In response to these concerns, you are requested to sign the appended Patient Confidentiality Agreement and return it along with other requisite forms on your first day of employment by HMS.

      10. Forms. Enclosed herewith is a package containing various forms required for your entry in our payroll and health plans. Please complete these forms and bring them with you on your first day of employment. As well, enclosed is your non-disclosure and non-compete agreement, which you are requested to read, execute and return along with the other forms.
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Mr. Alan Bendes                                                  29 January 1999
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      As indicated at the outset of this letter, we are delighted that you will begin as our new chief financial officer on Monday, 1 February 1999. There is much to be done, so we eagerly look forward to your joining us with a high degree of energy and commitment; in this regard, we reaffirm our understanding that you, after an initial period of general orientation, will formulate and work in accordance with a work schedule which gives mutual consideration to the demands of the job and your preferences with regard to your times of travel and work out of the office.

      Please let me know if you have any question in the above regard.

                                          Sincerely yours,



                                          Paul J. Kerz
                                          President

cc:   Lewis D. Levetown, HMS

Enclosures